Greektown Superholdings, Inc. 8-K

Exhibit 99.1
FOR IMMEDIATE RELEASE
August 14, 2012

Greektown Superholdings, Inc. Reports Second Quarter 2012 Financial Results

DETROIT, August 14, 2012– Greektown Superholdings, Inc. (“Greektown” or the “company”) today reported financial results for its second quarter ended June 30, 2012. Financial highlights for the second quarter include:

•	Net revenues for the three months ended June 30, 2012 were $83.5 million compared to $84.0 million for the same quarter of 2011, a decrease of 0.5%.

•	Income from operations for the second quarter increased to $9.9 million compared to $9.3 million a year ago.

•
Net loss increased to $6.3 million compared to $3.3 million a year ago. Net loss for the second quarter of 2011 included $3.8 million of deferred income tax benefit related to the repeal of the Michigan Business Tax.

•	EBITDA(1) decreased by 5.4%, to $18.4 million in the second quarter of 2012 from $19.5 million in the same quarter of 2011.

“Although we were affected by the softness of the Detroit gaming market in the second quarter, we increased net revenues in both April and May compared to the same periods a year ago,” said Michael Puggi, Greektown’s president and chief executive officer. “In addition, while we believe the opening of casinos in Ohio has negatively affected the Detroit gaming market, the impact has been consistent with our expectations.”

“We will continue to focus on managing expenses and increasing operating efficiencies,” continued Puggi. “At the same time, we are continuing our efforts to improve the guest experience. Construction of our new 850-space valet garage continues on schedule, and is expected to open in the first quarter of 2013. In addition, we are in the process of enhancing our dining offerings, including the addition of a fine-dining restaurant within the casino and a fresh market-style dining venue. Our guests are excited about the changes, and we expect that the property enhancements we’re making will draw new customers to Greektown Casino-Hotel as well.”

Year-To-Date Results
Net revenues for the six months ended June 30, 2012 were $175.4 million compared to $169.4 million for the same period ended of 2011, an increase of 3.5%. Income from operations for the six months ended June 30, 2012 increased to $24.9 million compared to $18.2 million a year ago, and net loss decreased to $7.5 million compared to $11.8 million a year ago. EBITDA(1) increased by 11.7%, to $42.1 million for the six months ended 2012 from $37.7 million in the same period of 2011. Net loss for the six months ended June 30, 2011 included $1.1 million of expense related to Chapter 11 reorganization items.

Cash and cash equivalents were $58.4 million at June 30, 2012, compared to $45.1 million at June 30, 2011, and the company did not borrow against its revolving loan agreement during the first half of 2012. The company paid semiannual interest of approximately $25.0 million on its senior secured notes on July 2, 2012 and July 1, 2011.

(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is a measurement not in accordance with U.S. Generally Accepted Accounting Principles (GAAP) but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies. Reconciliation of net loss to EBITDA is attached to this release. EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, EBITDA should not be construed as an alternative to income from operations (as an indicator of our operating performance) or to cash flows from operating activities (as a measure of liquidity) as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, the Company’s EBITDA may not be comparable to similarly titled measures presented by other companies.

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About Greektown Superholdings, Inc.
Greektown Superholdings, Inc. operates, through its subsidiaries, the Greektown Casino-Hotel. Located in the heart of Detroit’s Greektown Dining and Entertainment District, Greektown Casino-Hotel opened on November 10, 2000. Greektown Casino-Hotel offers such amenities as the Eclipz Lounge, Asteria, The Fringe, Shotz Sports Bar & Grill, Bistro 555 and a VIP lounge for players. Greektown Casino-Hotel opened its 400-room hotel tower in February 2009 and recently became the first Michigan casino to debut a smartphone application. For more information, visit greektowncasinohotel.com.

Safe Harbor Statement
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about capitalization and performance of Greektown. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “anticipate,” “expect,” “will,” “continue,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or documents filed with the Securities and Exchange Commission are subject to known and unknown risks, uncertainties and contingencies, including competitive factors (such as the impact of existing and planned casinos in Ohio), as well as the potential ballot initiative to expand the number of commercial casinos within the state of Michigan, and the successful execution of potential financing transactions, and there can be no assurance that the expected benefits of our new projects will be realized. Many of these risks, uncertainties and contingencies are beyond Greektown’s control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Any forward-looking statements in this release speak only as of the date of this release, and Greektown undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Media Contact:
Greektown Superholdings, Inc.
Denise Nasierowski
313-223-2999, ext. 5484
dnasierowski@greektowncasino.com

Investor Contact:
Greektown Superholdings, Inc.
Glen Tomaszewski
Senior Vice President and Chief Financial Officer
313-223-2999, ext. 5467
gtomaszewski@greektowncasino.com

Greektown Superholdings, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues
Casino	$87,861	$89,616	$183,229	$177,919
Food and beverage	5,845	5,782	12,265	11,916
Hotel	3,110	2,740	6,060	5,392
Other	1,361	1,194	2,698	2,494
Gross revenues	98,177	99,332	204,252	197,721
Less promotional allowances	14,646	15,365	28,884	28,277
Net revenues	83,531	83,967	175,368	169,444

Operating expenses
Casino	20,189	19,823	41,430	40,093
Gaming taxes	18,880	19,263	39,444	38,339
Food and beverage	4,007	4,635	8,765	10,250
Hotel	2,493	2,192	5,110	4,630
Marketing, advertising, and entertainment	2,459	1,976	3,794	3,697
Facilities	4,838	4,891	10,107	10,248
Depreciation and amortization	8,548	10,317	17,180	20,587
General and administrative expenses	12,050	11,495	24,390	23,169
Other	166	105	309	186
Operating expenses	73,630	74,697	150,529	151,199
Income from operations	9,901	9,270	24,839	18,245

Other expenses
Interest expense	(12,598)	(12,631)	(25,251)	(25,221)
Amortization of finance fees	(1,844)	(1,703)	(3,681)	(3,391)
Other income (expense), net	2	3	57	(9)
Chapter 11 related reorganization items	—	(95)	—	(1,149)
Total other expense, net	(14,440)	(14,426)	(28,875)	(29,770)

Loss before provisions for state income taxes	(4,539)	(5,156)	(4,036)	(11,525)

Income tax expense - current	(73)	(313)	(146)	(864)
Income tax (expense) benefit - deferred	(1,682)	2,151	(3,364)	551
Net loss	$(6,294)	$(3,318)	$(7,546)	$(11,838)

Loss per share:
Basic	$(72.49)	$(53.90)	$(110.64)	$(144.88)
Diluted	$(72.49)	$(53.90)	$(110.64)	$(144.88)

Weighted average common shares outstanding	146,028	141,179	145,786	140,957
Weighted average common and common equivalent shares outstanding	146,028	141,179	145,786	140,957

Greektown Superholdings, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$58,437	$50,754
Accounts receivable – gaming, net	695	734
Accounts receivable – other, net	1,169	1,216
Inventories	353	398
Prepaid expenses	6,151	5,605
Prepaid Michigan Gaming Control Board annual fee	3,695	8,823
Prepaid municipal services fees	1,026	3,346
Deposits	1,631	1,631
Total current assets	73,157	72,507

Property, building, and equipment, net	320,996	317,085

Other assets:
Financing fees - net of accumulated amortization	9,972	11,571
Deposits and other assets	30	30
Casino development rights	117,800	117,800
Trade names	26,300	26,300
Rated player relationships - net of accumulated amortization	41,400	48,300
Goodwill	110,252	110,252

Total assets	$699,907	$703,845

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	12,416	15,128
Accrued interest	25,082	25,063
Accrued expenses and other liabilities	10,132	9,631
Total current liabilities	47,630	49,822

Long-term liabilities:
Other accrued income taxes	9,018	8,871
Senior secured notes - net	369,723	367,748
Obligation under capital lease	2,480	2,489
Deferred income taxes	13,458	10,094
Total long-term liabilities	394,679	389,202

Total liabilities	442,309	439,024

Shareholders’ equity (members’ deficit):
Series A-1 preferred stock at $0.01 par value; 1,688,268 shares authorized, 1,463,535 shares issued and outstanding at June 30, 2012 and December 31, 2011	185,396	185,396
Series A-2 preferred stock at $0.01 par value; 645,065 shares authorized, 162,255 shares issued and outstanding at June 30, 2012 and December 31, 2011	20,551	20,551
Series A-1 preferred warrants at $0.01 par value; 202,511 shares issued and outstanding at June 30, 2012 and December 31, 2011	25,651	25,651
Series A-2 preferred warrants at $0.01 par value; 460,587 shares issued and outstanding at June 30, 2012 and December 31, 2011	58,342	58,342
Series A-1 common stock at $0.01 par value; 4,354,935 shares authorized, 146,028 and 142,423 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	1	1
Series A-2 common stock at $0.01 par value; 645,065 shares authorized, no shares issued	—	—
Additional paid-in capital	13,975	13,652
Accumulated deficit	(46,318)	(38,772)
Total shareholders’ equity	257,598	264,821
Total liabilities and shareholders’ equity	$699,907	$703,845

Greektown Superholdings, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Six Months Ended June 30,
	2012	2011
Operating activities
Net loss	$(7,546)	$(11,838)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,180	20,587
Amortization of finance fees and accretion of discount on senior notes	3,681	3,391
Chapter 11 related reorganization items	—	1,149
Deferred income taxes	3,364	(551)
Stock based compensation	323	203
Changes in current assets and liabilities:
Accounts receivable - gaming	39	(78)
Accounts receivable - other	47	499
Property tax refund receivable	—	3,451
Inventories	45	9
Prepaid expenses	6,902	8,346
Accounts payable	(2,712)	1,208
Unsecured distribution liability	—	(10,000)
Accrued interest	19	(101)
Accrued expenses and other liabilities	945	(975)
Net cash provided by operating activities before reorganization costs	22,287	15,300
Operating cash flows for reorganization costs	—	(799)
Net cash provided by operating activities	22,287	14,501

Investing activities
Decrease in restricted cash	—	5,000
Capital expenditures	(14,496)	(5,051)
Redemption of certificate of deposit	—	534
Net cash (provided by) used in investing activities	(14,496)	483

Financing activities
Financing fees paid	(108)	(84)
Net cash used in financing activities	(108)	(84)

Net increase in cash and cash equivalents	7,683	14,900
Cash and cash equivalents at beginning of period	50,754	30,195
Cash and cash equivalents at end of period	$58,437	$45,095

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$25,101	$25,438
Cash paid during the period for income taxes	$—	$451

Greektown Superholdings, Inc.
Reconciliation of Net Loss to EBITDA (1)
(In thousands)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net loss	$(6,294)	$(3,318)	$(7,546)	$(11,838)
Interest expense	14,439	14,331	28,932	28,612
Tax expense (benefit) tax	1,755	(1,838)	3,510	313
Depreciation and amortization	8,548	10,317	17,180	20,587
EBITDA (1)	$18,448	$19,492	$42,076	$37,674

(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is a measurement not in accordance with U.S. Generally Accepted Accounting Principles (GAAP) but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies. EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, EBITDA should not be construed as an alternative to income from operations (as an indicator of our operating performance) or to cash flows from operating activities (as a measure of liquidity) as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, the Company’s EBITDA may not be comparable to similarly titled measures presented by other companies.